Exhibit 99.1

FOR IMMEDIATE RELEASE

Foundation Medicine Reports Preliminary 2014 Results

Achieves Revenue of Approximately $61.1 Million and Reports More than 24,250 Clinical Tests in 2014

CAMBRIDGE, Mass. – January 12, 2015 – Foundation Medicine, Inc. (NASDAQ:FMI) today announced preliminary unaudited total revenue of approximately $18.7 million in the fourth quarter of 2014 and $61.1 million for the full year ended December 31, 2014, a 93% and 111% increase from the $9.7 million and $29.0 million recorded in the fourth quarter of and full year 2013, respectively. The company reported 7,233 clinical tests to ordering physicians in the fourth quarter of 2014, compared to a total of 3,752 tests reported during the fourth quarter of 2013. A total of 24,271 FoundationOne clinical tests were reported to ordering physicians for the full year ended December 31, 2014, a 167% increase over the 9,095 tests reported in 2013. FoundationOne and FoundationOne Heme are fully informative genomic profiles used by oncologists to identify the molecular alterations in a patient’s tumor and match them with clinically relevant targeted therapies and clinical trials.

“The rapid revenue growth in 2014 was driven by progress across the three key pillars of our business, specifically, the continued adoption of comprehensive genomic profiling by oncologists in both the academic and community setting, an increase in demand from our pharmaceutical partners for clinical trial support, and expanded access to our molecular information platform,” said Michael J. Pellini, M.D., president and chief executive officer of Foundation Medicine. “Once again, the team at Foundation Medicine executed well on our business and delivered real value to our clients and their patients, as we exceeded our total revenue guidance for the year.”

The company also highlighted today several commercial and operational accomplishments in 2014:

•	Secured first broad payor coverage of FoundationOne and FoundationOne Heme by Priority Health.

•	Expanded our molecular information platform by over 24,000 patient cases to approximately 35,000 cases, entered into collaborations with Flatiron Health and COTA, and announced the launch of ICE 2™, the newest version of our Interactive Cancer Explorer® (ICE) physician portal.

•	Published 38 peer-reviewed manuscripts in top medical and scientific journals and presented 94 podium talks and posters at scientific and medical meetings, covering a growing breadth of solid and hematologic tumor types.

•	Established new decision support tools and programs to help physicians act on our test results, including the launch of FoundationOne Careline and the partnership with EmergingMed that will help patients access targeted therapies through appropriate clinical trials.

•	Further expanded the Company’s role in drug development by participating in over 100 clinical trials with more than 20 pharmaceutical partners.

•	Entered into a strategic collaboration with China’s WuXi PharmaTech to offer Foundation Medicine’s comprehensive genomic profiling to biopharmaceutical companies conducting clinical trials in China.

•	Released an enhanced version of FoundationOne, the most comprehensive genomic profile validated for clinical use.

•	Received full approval from the New York State Department of Health of FoundationOne and FoundationOne Heme.

Dr. Pellini is scheduled to present at the 33rd Annual J.P. Morgan Healthcare Conference on Wednesday, January 14, 2015, at 8 a.m. PST in San Francisco.

Complete quarterly and full year financial results will be announced during the company’s fourth quarter and fiscal year 2014 financial results conference call in February. This press release contains certain unaudited financial results for the company. These unaudited results could change as a result of further review by the company’s management and its independent auditors.

About Foundation Medicine

Foundation Medicine (NASDAQ: FMI) is a molecular information company dedicated to a transformation in cancer care in which treatment is informed by a deep understanding of the genomic changes that contribute to each patient’s unique cancer. The company’s clinical assays, FoundationOne for solid tumors and FoundationOne Heme for hematologic malignancies, sarcomas and pediatric cancers, provide a fully informative genomic profile to identify the molecular alterations in a patient’s cancer and match them with relevant targeted therapies and clinical trials. Foundation Medicine’s molecular information platform aims to improve day-to-day care for patients by serving the needs of clinicians, academic researchers and drug developers to help advance the science of molecular medicine in cancer. For more information, please visit www.FoundationMedicine.com or follow Foundation Medicine on Twitter (@FoundationATCG).

Foundation Medicine® and FoundationOne® are registered trademarks of Foundation Medicine, Inc.

Cautionary Note Regarding Forward-Looking Statements for Foundation Medicine

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the ability of our partnership with EmergingMed to help patients access therapies through clinical trials. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include the risks that physicians may not be able to obtain access to relevant targeted therapies and clinical trials matched to molecular alterations identified by FoundationOne or FoundationOne Heme as readily as expected; Foundation Medicine’s expectations and beliefs regarding the future conduct and growth of Foundation Medicine’s business and the markets in which it operates; delays or denials in obtaining coverage and reimbursement decisions for FoundationOne, FoundationOne Heme and any subsequent products Foundation Medicine may develop; and the risks described under the caption “Risk Factors” in Foundation Medicine’s Annual Report on Form 10-K for the year ended December 31, 2013, which is on file with the Securities and Exchange Commission, as well as other risks detailed in subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Foundation Medicine undertakes no duty to update this information unless required by law.

Investor Contact:

Khaled Habayeb

617-418-2283

ir@foundationmedicine.com

Media Contact:

Dan Budwick, Pure Communications, Inc.

973-271-6085

dan@purecommunicationsinc.com

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